333 S. Wabash Ave. Chicago IL 60604

October 24, 2016

Mr. Thomas F. Motamed
Chairman of the Board & Chief Executive Officer
CNA Financial Corporation
333 S. Wabash Avenue
Chicago, IL 60604

Dear Tom,

It is remarkable to reflect on the tremendous progress made at CNA Financial Corporation (the “Company”) during the past eight years under your exemplary leadership as Chairman of the Board and Chief Executive Officer. We are deeply grateful to you, as you prepare to retire, for all you have done to better the Company and position it for continued success. Thank you.

The purpose of this letter is to acknowledge the dates and terms of your retirement. As discussed, while your retirement from the Company as an employee will be effective as of December 31, 2016, you will be submitting your resignation as Chairman and CEO of the Company, as well as resignations for each officer and director position you currently hold for each affiliated entity of the Company (other than CNA Insurance Company Limited and Hardy (Underwriting Agencies) Limited), along with any directorship you hold at the direction of the Company, with an effective date of November 19, 2016.

Reference is made to the Employment Agreement dated May 22, 2008 by and between the Company and you (as amended, the “Agreement”). By your and my signature below, we acknowledge and agree that: (a) you will resign your officer and director positions at the Company and each affiliated entity (other than CNA Insurance Company Limited and Hardy (Underwriting Agencies) Limited) effective as of November 19, 2016; (b) you will resign your director positions at CNA Insurance Company Limited and Hardy (Underwriting Agencies) Limited no later than December 31, 2016; (c) the effective date of your retirement for purposes of Section 6.5 of the Agreement will be December 31, 2016, the end of your current employment Term (as defined in the Agreement); (d) upon your retirement you will be entitled, notwithstanding anything elsewhere to the contrary, to all the benefits described, or referred to, in Section 6.5 of the Agreement; and (e) the termination of your employment will be treated no less favorably than a retirement for purposes of any plan, program, agreement or arrangement of the Company or any of its affiliates (including, without limitation, any outstanding long term incentive compensation award). Without limiting the foregoing and for the avoidance of doubt, you also acknowledge and agree that your retirement under this letter agreement will not be deemed to be a termination governed by Section 6.2, 6.3 or 6.4 of the Agreement and, accordingly, you will not be entitled to any of the benefits provided under Section 6.3(a) (except to the extent also provided under Section 6.5). You will continue to have access to the Company’s systems, office space and administrative assistance throughout the Term and may use the Company aircraft during the period from November 20, 2016 to December 31, 2016 for personal use if the aircraft is available and you have not otherwise reached the maximum miles for the calendar year 2016 as provided for in and pursuant to Section 4 of the Agreement, this benefit to be provided in accordance with past practice with respect to tax reimbursement. In addition, the Company will promptly pay, or reimburse you for, any appropriately documented fees or charges of counsel and other professionals (not to exceed, in the aggregate, $15,000) that you reasonably incur in connection with entering into, and implementing the terms of, this letter agreement. You also acknowledge that pursuant to the disclosure rules of the Securities and Exchange Commission, this letter agreement will be publicly filed by the Company within the requisite time period.

This letter shall be governed, interpreted, performed and enforced in accordance with the laws of the State of Delaware (without regard to choice of law or conflict of laws principles).

Sincerely,

CNA FINANCIAL CORPORATION

By:	/S/ Jonathan D. Kantor
Name:	Jonathan D. Kantor
Title:	Executive Vice President, General Counsel and Corporate Secretary

AGREED AND ACKNOWLEDGED

By:	/S/ Thomas F. Motamed
Thomas F. Motamed

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